Exhibit 2.0

FORM OF STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) is made as of December 31, 2007, between Southern Trust Securities Holding Corp., a Florida corporation (the “Corporation”), and __________________ (the “Investor”).

WHEREAS, the Investor previously purchased unregistered shares of the Corporation’s Series B 8% Convertible Preferred Stock (the “Series B Preferred Stock”);

WHEREAS, the Corporation desires to offer Series B Preferred Stock holders an opportunity to exchange all of their issued and outstanding shares of Series B Preferred Stock for original issuances of its Series C 8% Convertible Preferred Stock (the “Series C Preferred Stock”) the designation for which is attached hereto as Exhibit A.

WHEREAS, the Series B Preferred Stock is convertible into the Corporation’s common stock at a ratio of 1 to 2.31 and the Series C Preferred Stock is more advantageously convertible into the Corporation’s common stock at a ratio of 1 to 4 and redeemable at a trigger price of $4.50 rather than $5.28;

NOW, THEREFORE, subject to the terms and conditions set forth in this Agreement, the Investor agrees to exchange all of his or her shares of Series B Preferred Stock for an equal number of the Corporation’s Series C Preferred Stock.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.

Exchange of Shares. Subject to the terms and conditions of this Agreement, the Investor hereby agrees to tender to the Corporation all of his or her shares of Series B Preferred Stock and in exchange the Investor hereby agrees to accept, in full consideration for such shares, and the Corporation hereby agrees to issue to the Investor, an equal number of shares of Series C Preferred Stock as the number of shares of Series B Preferred Stock that the Investor redeems.

2.

Mechanics.  To redeem his or her Series B Preferred Stock for an equal number of shares of Series C Preferred Stock, the Investor agrees to send this executed Agreement and his or her Series B Preferred Stock certificates to the Corporation. The Corporation shall hold its offer to exchange the Series B Preferred Stock open for a period of twenty (20) business days commencing from the date that a Schedule TO is filed with the United States Securities and Exchange Commission (“SEC”) and simultaneously emailed to each Series B Preferred Stock holder (the “Commencement Date”).  The Corporation shall permit Series B Preferred Stock shares tendered pursuant to its offer to be withdrawn at any time during the period that the offer remains open.  If the Corporation has not accepted a tender of the Series B Preferred Stock within Forty (40) business days of the expiration of the Commencement Date of the offer, the holder may withdraw his or her tender of shares of Series B Preferred Stock.

Upon the expiration of Twenty (20) business days from the Commencement Date, and conditional upon receipt of the Agreement and Series B Preferred Stock certificates, the Corporation shall promptly issue and deliver the Series C Preferred Stock certificates to the Investor (the “Closing.”)

3.

Registration Rights. The Corporation warrants and agrees that if at any time within the period commencing on the date of this Agreement and expiring on the 5th anniversary of the date thereof, the Corporation should file a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) (other than in connection with a merger or other business combination transaction or pursuant to Form S-8), the Corporation shall use its “best efforts” to have any shares of Common Stock issued or issuable upon the conversion or redemption by the Corporation of the Series C 8% Convertible Preferred Stock registered under such registration statement. Notwithstanding the foregoing, the Corporation shall have the right at any time to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof in good faith and for valid business reasons. All expenses incurred by the Corporation in registration of the shares of Common Stock issued or issuable upon the conversion or redemption by the Corporation of the Series C 8% Convertible Preferred Stock, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accounts, or counsel for the Corporation and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Corporation.

4.

Representations and Warranties of the Corporation.  The Corporation hereby represents, warrants and covenants to the Investor that as of the Closing Date, the following is true and correct:

(a)

The Corporation is duly organized and validly existing as a corporation under the laws of the State of Florida with full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify will not have a material adverse effect on the financial condition, business, properties, net worth, results of operations or prospects of the Corporation (a “Material Adverse Effect”).

(b)

All the outstanding shares of capital stock of the Corporation have been duly authorized and validly issued, fully paid and non-assessable and are free of any preemptive or similar rights.

(c)

The Corporation is (i) in not in violation of (A) its articles of incorporation or bylaws, (B) any law, statute, ordinance, rules or regulations of any governmental authority applicable to the Corporation the violation of which has had or would have a Material Adverse Effect.

(d)

The execution and delivery of this Agreement and the performance by the Corporation of its obligations under this Agreement have been duly and validly authorized by the Corporation, and have been duly executed and delivered by the Corporation. This Agreement constitutes a valid and legally binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent enforceability may be limited by (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”), and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

(e)

Neither the redemption of the Series B Preferred Stock or the issuance of the Series C Preferred Stock by the Corporation contemplated hereby or the execution, delivery or performance of this Agreement (i) requires any consent, approval, authorization or other order of or registration or filing with, any governmental authority in the United States (ii) conflicts with, or will conflict with, or constitutes, or will constitute, a breach of, or a default under, the articles of incorporation or bylaws of the Corporation or any contract to which the Corporation is a party or by which any of its properties may be subject or bound, (iii) violates any law applicable to the Corporation or any of its properties, or (iv) results in a breach of, default, event of default or results in the creation or imposition of any lien upon any property or assets of the Corporation or requires the consent of any other party to, any existing instrument, except for such conflicts, breaches, defaults or liens, that will not, individually or in the aggregate, result in a Material Adverse Effect.

5.

Representations and Warranties of the Investor. The Investor hereby represents, warrants and covenants to the Corporation that as of the Closing Date that the following is true and correct:

5.1

  Authorization. The Investor has full power and authority to enter into this Agreement and this Agreement constitutes his or her valid and legally binding obligation, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.2

Exempt Transaction.  The Investor understands that the issuance of Series C Preferred Stock by the Corporation in exchange for the redemption of the Series B Preferred Stock is intended to be exempt from registration under Section 3(a)(9) of the Securities Act and exempt from registration or qualification under state securities law.

5.3

Purchase for Own Account. This Agreement is made by the Investor in reliance upon the Investor’s representation to the Corporation, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the securities to be received by such Investor will be acquired for such Investor’s own account and not with a view to the distribution of such securities.

5.4

Investment Experience. The Investor acknowledges that he or she can bear the economic risk of his or her investment, and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of the investment in the securities to be redeemed and issued in accordance with this Agreement.

5.5

Accredited Investor. The Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act.

5.6

Investment Process. The Investor has independently evaluated his or her investment decision; followed his or her own investment procedures; conducted diligence and received information he or she needed for an informed decision.

5.7

 Restricted Securities. The Investor understands that the Common Stock are “restricted securities” under the federal securities laws and that such securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the securities or an available exemption from registration under the Securities Act, the securities must be held indefinitely. In this connection, such Investor represents that he or she is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.8

Florida Securities Law. The Series C Preferred Stock are intended to be issued to the Investor in a transaction exempt under the Florida Securities Act. The shares have not been registered under said act in the State of Florida. In addition, if sales are made to five or more persons in the State of Florida, any sale in the State of Florida is voidable by the purchaser within three (3) days after the first tender of consideration is made by such purchaser to the issuer, an agent of the issuer, or an escrow agent or within three (3) days after the availability of that privilege is communicated to such purchaser, whichever occurs later.

6.

Miscellaneous.

6.1

Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the transaction contemplated hereby constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.2

Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Corporation and the Investor.

6.3

Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

6.4

Governing Law; Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Florida.

6.5

 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SOUTHERN TRUST SECURITES HOLDING CORP.

By:
Robert Escobio
Chief Executive Officer

INVESTOR

EXHIBIT A

Series C Preferred Stock

1. Designation. The distinctive designation of the series of Preferred Stock established hereby shall be the “Series C 8% Convertible Preferred Stock” (the “Series C Preferred Stock”).

2. Number of Shares. The total number of shares of Series C Preferred Stock shall be 1,000,000 shares, no par value per share. The number of shares of Series C Preferred Stock may from time to time be decreased (but not below the number then outstanding) by the Board of Directors, but may not be increased.

3. Dividends. The Series C 8% Convertible Preferred Stock provides for non-cumulative dividends at the rate of 8% per year, payable quarterly, in cash or shares of the Corporation’s common stock at the Corporation’s election. In the event the Corporation elects to pay such dividends in shares of the Corporation’s Common Stock, the number of shares to be issued shall be based on the average of the closing prices of the Corporation’s Common Stock, as reported on the OTC Bulletin Board (or such other market on which the Corporation’s Common Stock is then traded) for the 10 consecutive trading days preceding the record date for each such dividend, with such record date being the 14th day preceding the end of each calendar quarter.  Prior to the stock trading, management will determine the price.

4. Conversion. Each share of Series C Convertible Preferred Stock shall be convertible into shares of the Corporation’s Common Stock at any time after six (6) months from date of issuance of the Preferred Stock, subject to adjustment for customary anti-dilution events (Conversion Rate). The rate shall be at 4.0 shares of common stock per each Series C Preferred Share.  Subject to certain restrictions, the Series C 8% Convertible Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock upon any of the following events: (i) the sale by the Corporation of all or substantially all of its assets; (ii) the consummation of a merger or a consolidation in which the Corporation is not the survivor; or (iii) the sale or exchange of all or substantially all of the outstanding shares of the Corporation’s common stock.

5. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Series C Convertible Preferred Stock shall have a liquidation preference over holders of common stock.

6. Redemption. The Series C 8% Convertible Preferred Stock shall be redeemable, at the option of the Corporation, for cash in the amount of $11.00 per share of Series C Convertible Preferred Stock or for shares of the Corporation’s Common Stock in accordance with the Conversion Rate, in the event that the closing sale price of the Corporation’s Common Stock, as reported on the OTC Bulletin Board (or such other market on which the Corporation’s Common Stock is then traded), is greater than or equal to $4.50 for any consecutive five (5) trading days. Any redemption by the Corporation shall be subject to 15 days written notice.

7. Voting Rights. Holders of the Series C Preferred Stock shall not have any voting rights.

8. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series C Preferred Stock set forth in these Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series C Preferred Stock set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.